                                                                      EXHIBIT 19

                                    SAMARNAN

                             INVESTMENT CORPORATION

                              ANNUAL REPORT TO THE
               SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2001


                         SAMARNAN INVESTMENT CORPORATION
                                       P.O. Box 651 / Cleburne, Texas 76033-0651

                      [CHESIER & FULLER L.L.P. LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
Samarnan Investment Corporation

We have audited the accompanying statement of assets and liabilities of Samarnan Investment Corporation, including the schedule of investments in securities, as of December 31, 2001, and the related statements of operations for the year then ended and changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with U. S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Samarnan Investment Corporation as of December 31, 2001, the results of its operations for the year then ended, the changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with U. S. generally accepted accounting principles.


                                               /s/ CHESHIER & FULLER, L.L.P.

                                                   CHESHIER & FULLER, L.L.P.
Dallas, Texas
March 5,2002

                         SAMARNAN INVESTMENT CORPORATION
                      Statement of Assets and Liabilities
                               December 31, 2001


Assets:
     Investments in securities at market (identified cost $15,428,112)         $16,318,260
     Cash                                                                          855,174
     Accrued dividends receivable                                                    9,081
     Accrued interest receivable                                                   134,286
     Investment securities sold                                                    336,665
                                                                               -----------
     Total assets                                                               17,653,466
                                                                               -----------

Liabilities:
     Payables:
     Accounts payable                                                               23,207
                                                                               -----------
     Total liabilities                                                              23,207
                                                                               -----------
     Net assets applicable to outstanding capital shares, equivalent
         to $14.67 per share                                                   $17,630,259

Analysis of net assets:
     Capital shares -- authorized 2,000,000 shares of $1.00 par value;
         outstanding 1,201,768 shares                                          $ 1,201,768
     Accumulated distributions of $1,154,071 in excess
         of net realized gains of $165,872                                        (988,199)
     Unrealized appreciation of investments                                        890,148
     Undistributed net investment income                                          720,233
     Retained earnings at April 29, 1978, commencement of operations
         as an investment company                                               15,806,309
                                                                               -----------

                                                                               $17,630,259
                                                                               ===========


                See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION
                            Statement of Operations
                          Year Ended December 31, 2001

Investment income:
    Dividends                                                                       $   154,394
    Interest                                                                            595,928
                                                                                    -----------
         Total income                                                                   750,322
                                                                                    -----------

Expenses:
    Investment advisory fee                                                              77,875
    Legal and professional fees                                                          39,706
    Audit fees                                                                           14,000
    Directors fees                                                                        7,500
    Custodian expense                                                                    12,000
    Administrative fees                                                                  12,070
    Office and printing supplies                                                          2,435
                                                                                    -----------
         Total expenses                                                                 165,586
                                                                                    -----------

         Net investment income                                                          584,736
                                                                                    -----------

Realized and unrealized gain (loss) on investments:
    Realized gain from security transactions -- excluding short-term securities:
              Proceeds from sales                                                     8,135,920
              Cost of securities sold, net of amortization of bond premiums           8,583,197
                                                                                    -----------
              Net realized (loss)                                                      (447,277)
                                                                                    -----------

Unrealized appreciation of investments:
    Beginning of period                                                               1,261,321
    End of period                                                                       890,148
                                                                                    -----------
         Decrease in unrealized appreciation on investments                            (371,173)
                                                                                    -----------
         Net realized and unrealized loss on investments                               (818,450)
                                                                                    -----------

                  Decrease in net assets from operations                            $  (233,714)
                                                                                    ===========

Total expenses as a percentage of total investment income                                  22.1%
                                                                                           ====


                See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION
                       Statement of Changes in Net ASsets
                     Years Ended December 31, 2001 and 2000

                                                               2001               2000
                                                            -----------      -----------
Increase (decrease) in net assets from operations:
    Net investment income                                  $    584,736     $    695,019
    Net realized gain (loss) from security transactions        (447,277)        (419,761)
    Increase (decrease) in unrealized appreciation
       of investments                                          (371,173)       1,066,143
                                                            -----------      -----------

Increase (decrease) in net assets from operations              (233,714)       1,341,401
                                                            -----------      -----------

Dividends and distributions to shareholders:
    Net investment income                                      (588,866)        (697,024)
    Capital gains                                                   -0-              -0-
                                                            -----------      -----------

Decrease in net assets from dividends and distributions
    to shareholders                                            (588,866)         697,024)
                                                            -----------      -----------

    Increase (decrease) in net assets                          (822,580)         644,377

Net assets:
    Beginning of period                                      18,452,839       17,808,462
                                                            -----------      -----------

    End of period (including undistributed investment
        income of $720,233 and $724,363, respectively)      $17,630,259      $18,452,839
                                                            ===========      ===========


                See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION
                              Financial Highlights
               For Each of the Years in the Five-Year Period Ended
                                December 31, 2001

                                           2001        2000        1999       1998        1997
                                        ---------   ---------   ---------   ---------   ---------
Per share data
--------------
Investment income                       $     .62   $     .71   $     .75   $     .81   $     .82
Expenses                                     (.14)       (.13)       (.10)       (.10)       (.08)
                                        ---------   ---------   ---------   ---------   ---------
    Net investment income                     .48         .58         .65         .71         .74

Net realized and unrealized gains            (.68)        .54        (.71)        .15         .30
    (losses) on investments                  (.49)       (.58)       (.67)       (.71)       (.75)
Dividends from net investment income
Distributions from net realized
    long-term gains on securities              --          --          --          --          --
                                        ---------   ---------   ---------   ---------   ---------
Net increase (decrease) in
    net asset value                          (.69)        .54        (.73)        .15         .29
Net asset value:
    Beginning of period                     15.36       14.82       15.55       15.40       15.11
                                        ---------   ---------   ---------   ---------   ---------
    End of period                       $   14.67   $   15.36   $   14.82   $   15.55   $   15.40
                                        =========   =========   =========   =========   =========

Ratios

Expenses to average net assets                .93         .87         .70         .66         .66
Investment income from operations
    to average net assets                    4.22        4.71        5.03        5.22        5.22
Portfolio turnover                          47.00       54.00       34.00       29.00       23.72
                                        =========   =========   =========   =========   =========

Average shares outstanding              1,201,768   1,201,768   1,201,768   1,201,768   1,201,768
                                        =========   =========   =========   =========   =========


                 See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION
                          Notes to Financial Statements
                                December 31, 2001


(1)  Summary of Significant Accounting Policies

     The Company is registered under the Investment Company Act of 1940 as a diversified, closed-end, management investment company. The fund seeks tax free income and preservation of capital through a diversified portfolio of bonds and equity securities. The significant accounting policies followed by the Company are summarized as follows:

     (a)  Securities

          Investments in securities are carried at market value. Security transactions are accounted for on the trade date. The cost of securities sold is based on identifying specific issues delivered against each sale. Dividend income is recognized on the ex-dividend date, and interest income is recognized on an accrual basis.

          Fixed-income securities are valued at prices obtained from a pricing service, when such prices are available; however, in circumstances where the investment adviser deems it appropriate to do so, such securities will be valued at the mean quoted bid and asked prices or at prices for securities of comparable maturity, quality and type.

          Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price. Restricted securities and other securities for which quotations are not readily available are valued at fair value as determined by the board of directors.

     (b)  Dividends and Distributions

          Dividends and distributions to shareholders are recorded on the ex-dividend date.

     (c)  Bond Premiums and Discounts

          Bond premiums are amortized to the maturity date of the bond on a straight-line basis. Bond discounts are not amortized; these are included as realized gains when the bond is sold or matures. The amortization for any one year is not material.

     (d)  Accounting Estimates

          The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         SAMARNAN INVESTMENT CORPORATION
                          Notes to Financial Statements
                                December 31, 2001


(2)  Investment Advisory Contract

     The Company has contracted with Voyageur Asset Management, Inc., a wholly-owned subsidiary of Dain Rauscher Corporation, to provide investment advisory services. Under this contract, the Company is furnished investment, clerical and statistical services regarding its investments in debt securities. The fee for these investment advisory services is based on .27% of the value of the assets in the debt portfolio and is paid on a quarterly basis in arrears.

     Effective April 1, 1999 the Company contracted with Westwood Management Corp. to provide investment advisory services. Under this contract, the Company is furnished investment, supervisory and clerical services regarding its investment in equity securities. The fee for these investment advisory services is based on 0.75% of the value of the assets in the equity portfolio and is paid on a quarterly basis in arrears.

(3)  Federal Income Taxes

     No provision has been made for Federal income taxes since it is the plan of the Company to distribute substantially all of its investment income, including the net realized gains on investments, and to qualify as a "regulated investment company" under the applicable sections of the Internal Revenue Code.

(4)  Securities Transactions

     In 2001, cost of purchases and proceeds from sales or maturities of securities, other than short-term securities, amounted to $8,511,501 and $8,135,920, respectively.

     There were no differences between the cost bases of securities for Federal income tax and financial statement purposes. The aggregate unrealized appreciation and depreciation for all securities as of December 31, 2001 were $1,016,172 and $126,024, respectively.

(5)  Dividends and Distributions to Shareholders

     Cash dividends paid during the years ended December 31, 2001 and 2000 amount to $.49 and $.58 per share, respectively.

     Cash dividends of $.13 per share from the balance of undistributed net investment income were declared by the Company's Board of Directors on January 22, 2002, payable to shareholders of record February 1, 2002.

(6)  Concentrations of Credit Risk

     At December 31, 2001, and at various other times during the year, the Company had cash balances in excess of federally insured limits of $100,000.

                         SAMARNAN INVESTMENT CORPORATION
                      Schedule of Investments in Securities
                                December 31, 2001

                                                  Principal
                                                    Amount            Fair
                                                  or Shares          Value
                                                  ---------         --------
Common Stocks -- 35.40%
Basic materials -- 1.50%
  ALCOA, Inc.                                        3,200          $113,760
  Georgia Pacific Corp.                              4,500           124,245
Capital goods -- 2.40%
  Caterpillar, Inc.                                  2,500           130,625
  Engelhard Corp.                                    4,900           135,632
  Rockwell Collins, Inc.                             6,600           128,700
Consumer discretionary -- 2.30%
  AOL Time Warner                                    3,600           115,560
  Disney Co. Holding                                 6,000           124,320
  Sears Roebuck & Co.                                2,900           138,156
Consumer Staples -- 1.60%
  Conagra, Inc.                                      5,000           118,850
  Dean Foods Co.                                     2,200           150,040
Energy -- 0.80%
  NRG Energy, Inc.                                   8,300           128,650
Exploration & Drilling -- 1.60%
  Apache Corp.                                       2,600           129,688
  XTO Energy Corp.                                   7,900           138,250
Financial Services -- 4.60%
  Alliance Cap. Mgmt. Hldg.                          2,500           120,800
  American Express                                   3,600           128,484
  Citigroup, Inc.                                    2,499           126,149
  Doral Financial Corp.                              4,100           127,961
  First Tennessee Natl. Corp.                        3,300           119,658
  Southtrust Corp.                                   5,400           133,218
Healthcare -- 1.50%
  Trigon Healthcare, Inc.                            1,900           131,955
  Wellpoint Health Network                           1,000           116,850
Insurance -- 0.90%
  Met Life, Inc.                                     4,600           145,728
Oil/Domestic -- 1.70%
  Exxon Mobil Corp.                                  3,300           129,690
  Kerr McGee Corp.                                   2,400           131,520


                 See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION
                      Schedule of Investments in Securities
                                December 31, 2001


                                                  Principal
                                                    Amount            Fair
                                                  or Shares          Value
                                                  ---------         --------
Technology -- 3.10%
  Apple Computer                                     5,700           124,830
  Avnet, Inc.                                        5,000           127,350
  IBM                                                1,100           133,056
  United Technologies Corp.                          1,900           122,797
Transportation & Services -- 1.60%
  Ryder System, Inc.                                 6,000           132,900
  Union Pacific Corp.                                2,100           119,700
Utilities -- 3.00%
  DPL, Inc.                                          5,100           122,808
  Firstenergy Corp.                                  3,623           126,733
  Progress Energy, Inc.                              2,806           126,354
  Verizon Communications                             2,500           118,650
REITS -- 6.90%
  Apartment Invest. & Mgmt.                          2,700           123,471
  Archstone Smith Tr.                                4,700           123,610
  Equity Office Properties                           4,200           126,336
  Equity Residential Properties                      4,700           134,937
  Health Care Property                               3,200           115,872
  Kimco Realty                                       2,600           117,684
  Prologis TR                                        5,900           126,909
  Simon Property Group                               4,400           129,052
  Vornado Realty                                     3,000           124,800
Mutual Fund -- 1.90%
  Brazos Microcap                                    16.024          314,391
                                                                   ---------

         Total common stocks (cost $5,248,875)                     5,780,729
                                                                   ---------


                 See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION
                      Schedule of Investments in Securities
                                December 31, 2001


                                                  Principal
                                                    Amount            Fair
                                                  or Shares          Value
                                                  ---------         --------
Municipal Bonds -- 64.60%
ALABAMA -- 3.20%
    Alabama CLG & Univ. Tuskegee
         5.500%, due 09/01/07                      500,000        $526,885
ALASKA -- 3.90%
    Alaska State Housing Finance Corp.
         5.900%, due 12/01/04                      600,000         639,126
CALIFORNIA -- 0.90%
    Upland California Community
         4.650%, due 12/01/03                      150,000         152,501
COLORADO -- 3.10%
    Colorado Ed. & Cultural
         5.250%, due 04/01/11                      150,000         147,111
    Colorado Ed. & Cultural
         5.750%, due 06/01/16                       98,530          97,167
    Colorado Ed. & Cultural
         6.875%, due 12/15/20                      250,000         255,293
FLORIDA -- 10.30%
    North Miami Health Fac. Rev. Catholic
         5.300%, due 08/15/06                      200,000         214,078
    North Miami Health Fac. Rev. Catholic
         5.400%, due 08/15/07                      375,000         402,630
    Volusia City Health Fac.
         6.000%, due 06/01/12                      600,000         624,096
    Florida Housing Fin. Corp.
         6.000%, due 10/01/19                      430,000         432,154
GEORGIA -- 1.50%
    Fairburn Combined Utilities
         5.375%, due 10/01/13                      250,000         250,170
ILLINOIS -- 7.90%
    Chicago, IL Waste Water Rev.
         5.400%, due 01/01/06                      500,000         529,940
    Illinois Health Fac. Auth.
         6.000%, due 02/15/11                      500,000         518,335
    Illinois Health Fac.
         5.120%, due 12/01/15                      250,000         241,250


                 See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION
                      Schedule of Investments in Securities
                                December 31, 2001


                                                  Principal
                                                    Amount           Fair
                                                  or Shares         Value
                                                  ---------        -------
KANSAS -- 0.90%
    Blue Valley KS Rec. Comm.
         4.250%, due 10/01/07                      140,000         138,972
LOUISIANA -- 4.30%
  Louisiana Housing Fin. Agency
         6.000%, due 09/01/15                      670,000         704,069
MINNESOTA -- 11.30%
  Hopkins MN G.O.
         3.550%, due 02/01/08                      490,000         464,951
  Goodhue Cnty MN EDA Lease
         5.600%, due 02/01/09                      285,000         295,864
  Harmony, MN MFHR-Zedakah
         5.700%, due 03/01/11                      260,000         272,860
  Harmony, MN MFHR -- Zedakah
         5.700%, due 09/01/11                      265,000         278,107
  Golden Valley, MN Rev.
         5.500%, due 12/01/25                      300,000         282,492
  St. Paul HRA
         5.500%, due 10/01/24                      250,000         250,757
MISSOURI -- 1.30%
  Missouri Health & Ed. Fac.
         5.550%, due 02/01/09                      200,000         208,286
NEVADA -- 5.20%
  Clark County, NV Sch. Dist. A
         5.500%, due 06/15/07                      800,000         847,632
PENNSYLVANIA -- 4.60%
  Montgomery County PA IDA
         5.625%, due 11/15/12                      500,000         509,695
  Latrobe IDA St. Vincent
         5.375%, due 05/01/13                      250,000         247,265
TEXAS -- 1.30%
  Bexar Cnty, TX Hsg. Fin. Corp.
         5.625%, due 12/01/11                      210,000         210,000
UTAH -- 1.00%
  Box Elder City UT Sch. Dist.
         5.150%, due 06/15/05                      150,000         156,137


                 See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION
                      Schedule of Investments in Securities
                                December 31, 2001

                                                        Principal
                                                          Amount       Fair
                                                        or Shares      Value
                                                        ---------   -----------
WISCONSIN -- 3.90%
   Wisconsin Health & Ed. Sinai
      5.500%, due 08/15/08                               600,000        639,708
                                                         -------    -----------
      Total Municipal Bonds (cost $10,179,237)                       10,537,531
                                                                    -----------
      Total -- 100% (cost $15,428,112)                              $16,318,260
                                                                    ===========


                See accompanying notes to financial statements.

                         SAMARNAN INVESTMENT CORPORATION

          P.O. Box 651 / Cleburne, Texas 76033-0651 / Tel 817.645-2108
Fax: 817.641-7884 / Email: samarnan@aol.com / Internet: www.samarnan.com
                                                    (Under Construction)

BOARD OF DIRECTORS                              LEGAL COUNSEL
        Nancy Walls Devaney                             Richard S. Whitesell, Jr.
        Joe Monteleone                                  4211 Arcady Avenue
        Martha Walls Murdoch                            Dallas, Texas 75205
        Steve Sikes
        Roland Walden                           INDEPENDENT AUDITORS
        Sam Walls                                       Cheshier & Fuller, L.L.P.
        Tommy Yater                                     14175 Proton Road
                                                        Dallas, Texas 75244
OFFICERS
        Sam Walls, President                    INVESTMENT ADVISORS
        Nancy Devaney, Vice President                   Voyageur Asset Management Inc.
        Jerry Wheatley, Secretary/Treasurer             Suite 4300
                                                        90 South Seventh Street,
CUSTODIAN                                               Minneapolis, Minnesota 55402
        Westwood Trust
        300 Crescent Court, Suite 1300                  Westwood Management Corp.
        Dallas, Texas 75201                             300 Crescent Court, Suite 1300
                                                        Dallas, Texas 75201

                                                REGISTRAR AND TRANSFER AGENT
Registered shareholders (shares held in your            Securities Transfer Corporation
name) with questions regarding your account             2591 Dallas Parkway, Suite 102
such as change of name or address or lost               Frisco, TX 75034
certificates should contact our transfer agent          Telephone: 469.633-0101
as shown at the right.                                  Fax: 469.633-0088
                                                        http://www.stctransfer.com

ANNUAL MEETING

The Annual Meeting of Shareholders of Samarnan Investment Corporation will be held April 23, 2002, at 11:00 AM, in the Verona Room of the Holiday Inn Fort Worth South Conference Center, 100 Alta Mesa East Boulevard (Alta Mesa at Interstate 35W South), Fort Worth, Texas.

---------

SAMARNAN INVESTMENT CORPORATION is registered under the Investment Company Act of 1940 as a diversified, closed-end investment management company.